LOCAL PROGRAMMING AND MARKETING AGREEMENT

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of May 8, 2017 between Emmis Radio License, LLC (“Licensee”) and KWHY-22 Broadcasting, LLC (“Programmer”).
Recitals
A.    Licensee owns and operates the following radio station (the “Station”) pursuant to licenses issued by the Federal Communications Commission (“FCC”):
KPWR(FM), Los Angeles, California

B.    Licensee desires to obtain programming for the Station, and Programmer desires to provide programming for broadcast on the Station on the terms set forth in this Agreement.

C.    Licensee and an affiliate (as Seller) and Programmer (as Buyer) are parties to an Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith with respect to the Station.

Agreement
NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.    Term. The term of this Agreement (the “Term”) will begin on a date mutually acceptable to Licensee and Programmer within five (5) business days after the date of HSR Clearance (as defined in the Purchase Agreement), and will continue until the date one (1) year after the date of this Agreement, unless earlier terminated in accordance with the terms of this Agreement (or extended by mutual written agreement).
2.    Programming. During the Term, Programmer shall purchase from Licensee airtime on the Station for the price and on the terms specified below, and shall transmit to Licensee programming that it produces or owns (the “Program” or “Programs”) for broadcast on the Station twenty-four (24) hours per day, seven (7) days per week, excluding the period from 6:00 a.m. to 8:00 a.m. each Sunday morning (the “Broadcasting Period”). Programmer will transmit, at its own cost, its Programs to the Station’s transmitting facilities in a manner that ensures that the Programs meet technical and quality standards at least equal to those of the Station’s broadcasts prior to commencement of the Term. Notwithstanding anything herein to the contrary, the Station shall continue to broadcast any programming required to be aired under the terms of the Station Contracts (as defined in the Purchase Agreement).
3.    Broadcasting. In return for the payments to be made by Programmer hereunder, during the Term, Licensee shall broadcast the Programs, subject to the provisions of Section 6 below. To the extent reasonably necessary to perform this Agreement, during the Term, Licensee shall provide Programmer with the benefits of any Station Contracts and Programmer shall perform the obligations of Licensee thereunder.
4.    Advertising. Licensee shall retain all of the Station’s accounts receivable existing on the date of this Agreement. During the Term, Programmer will be exclusively responsible for the sale of advertising on the Station and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all such collections. All contracts for advertising on the Station which may be entered into by Programmer shall terminate upon the termination of this Agreement (other than a termination at closing under the Purchase Agreement).
5.    Payments. For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer will pay Licensee as set forth on Schedule A attached hereto.
6.    Control. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, power and control over the operation of the Station and over all persons working at the Station during the Term. Without limiting the generality of the foregoing, Licensee will: (1) employ a manager for the Station, who will report to Licensee and will direct the day-to-day operations of the Station, and who shall have no employment, consulting, or other relationship with Programmer, (2) employ a second employee for the Station, who will report and be solely accountable to the manager, and (3) retain control over the policies, programming and operations of the Station. Nothing contained herein shall prevent Licensee from (a) rejecting or refusing programs which Licensee believes to be contrary to the public interest, or (b) substituting programs which Licensee believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities. Without limiting the preceding sentence, Licensee reserves the right to (i) refuse to broadcast any Program containing matter which violates any right of any third party, which constitutes a personal attack, or which does not meet the requirements of the rules, regulations, and policies of the FCC, (ii) preempt any Program in the event of a local, state, or national emergency, or (iii) delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy. Programmer will immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any Program for Licensee review and inclusion in its public inspection file. Programmer shall cooperate with Licensee to ensure that EAS transmissions are properly performed in accordance with Licensee’s instructions.
7.    Music Licenses. During the Term, Licensee will obtain and maintain its current music licenses with respect to the Station.
8.    Programs.
(a)    Programmer shall ensure that the contents of the Programs conform to all FCC rules, regulations and policies. Programmer shall consult with Licensee in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensee. On or before January 7, April 7, July 7 and October 7 of every year during the Term,

Programmer shall provide to Licensee a list of significant community issues addressed in the Programs during the preceding quarter and the specific Programs that addressed such issues.
(b)    Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. During the Term, Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political broadcasting provisions of the FCC’s rules, the Communications Act of 1934, as amended, and federal election laws. Programmer shall release advertising availabilities to Licensee during the Broadcasting Period as necessary to permit Licensee to comply with the political broadcast rules of the FCC; provided, however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.
9.    Expenses. During the Term, Programmer will be responsible for (i) the salaries, taxes, insurance and other costs for all personnel used in the production of the Programs supplied to Licensee, and (ii) the costs of delivering the Programs to Licensee. Subject to Section 5, Licensee will pay for its employees contemplated by Section 6, maintenance of all studio and transmitter equipment and all other operating costs required to be paid to maintain the Station’s broadcast operations in accordance with FCC rules and policies and applicable law, and all utilities supplied to its main studio and transmitter sites. Subject to Section 5, Licensee will provide all personnel necessary for the broadcast transmission of the Programs (once received at its transmitter site) and will be responsible for the salaries, taxes, insurance and related costs for all such personnel.
10.    Call Signs. During the Term, Licensee will retain all rights to the call letters of the Station or any other call letters which may be assigned by the FCC for use by the Station, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations. Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC.
11.    Maintenance. During the Term, Licensee shall maintain the operating power of the Station and shall repair and maintain the Station’s towers and transmitter sites and equipment consistent with its past practice.
12.    Facilities. If requested by Programmer, during the Term, subject to any necessary landlord consent, Licensee shall provide Programmer access to and the use of designated space at Licensee’s studio and offices for the Station (for purposes of providing the Programs and for no other purpose). Programmer may only use such designated space and may use no other space at Licensee’s studio facilities. When on Licensee’s premises, Programmer’s personnel shall be subject to the direction and control of Licensee’s management personnel, and shall not (i) act contrary to the terms of any lease for the premises, (ii) permit to exist any lien, claim or encumbrance on the premises, or (iii) interfere with the business and operation of Licensee’s station or Licensee’s use of such premises. Nothing in this Agreement limits Licensee’s ability to modify or move the space provided to Programmer pursuant to this Section and provide alternative space to Programmer. This Section is subject and subordinate to Licensee’s lease for such studio and office facilities (if any) and does not constitute a grant of any real property interest.
13.    Representations. Programmer and Licensee each represent and warrant to the other that (i) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (iii) it has duly authorized this Agreement, and this Agreement is binding upon it, and (iv) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any agreement to which it is a party or by which it is bound.
14.    Purchase Agreement. This Agreement shall terminate automatically upon Closing under the Purchase Agreement. This Agreement may be terminated by either party by written notice to the other in the event of any expiration or termination of the Purchase Agreement.
15.    Events of Default.
(a)    The occurrence of any of the following will be deemed an Event of Default by Programmer under this Agreement: (i) Programmer fails to timely make any payment required under this Agreement; (ii) Programmer fails to observe or perform any other obligation contained in this Agreement in any material respect; or (iii) Programmer breaches any representation or warranty made by it under this Agreement in any material respect.

(b)    The occurrence of the following will be deemed an Event of Default by Licensee under this Agreement: (i) Licensee fails to observe or perform any obligation contained in this Agreement in any material respect; or (ii) Licensee breaches any representation or warranty made by it under this Agreement in any material respect.
(c)    Notwithstanding the foregoing, any non-monetary Event of Default will not be deemed to have occurred until fifteen (15) calendar days after the non-defaulting party has provided the defaulting party with written notice specifying the Event of Default and such Event of Default remains uncured. Upon the occurrence of an Event of Default, and in the absence of a timely cure pursuant to this Section, the non-defaulting party may terminate this Agreement, effective immediately upon written notice to the defaulting party. If this Agreement is terminated for any reason other than at closing under the Purchase Agreement, the parties agree to cooperate with one another and to take all actions necessary to rescind this Agreement and return the parties to the status quo ante. Failure of Licensee to broadcast the Programs due to facility maintenance, repair or modification or due to any reason out of Licensee’s reasonable control shall not constitute an Event of Default by Licensee hereunder.

16.       Indemnification.  Programmer shall indemnify and hold Licensee harmless against any and all liability arising from the broadcast of the Programs on the Station, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law. Licensee shall indemnify and hold Programmer harmless against any and all liability arising from the broadcast of Licensee’s programming on the Station, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law.  The obligations under this Section shall survive any termination of this Agreement.
17.    Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
18.    Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal, or unenforceable under any applicable law, then so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws. The parties agree that Licensee may file a copy of this Agreement with the FCC, and that Licensee shall place a copy of this Agreement in the Station’ public inspection files.

19.    Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, or on the third day after prepaid mailing by certified U.S. mail, return receipt requested, and shall be addressed as follows (or to such other address as any party may request by written notice):
If to Programmer:    Meruelo Group LLC
9950 Firestone Blvd., Ste. 105
Downey, CA 90241
Attn: General Counsel
Facsimile: (562) 745-2341

If to Licensee:        Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: President and CEO
Attn: General Counsel
Facsimile: (317) 684-5583

With a copy, which shall not constitute notice, to:

Wilkinson Barker Knauer, LLP
1800 M Street, NW, Suite 800N
Washington, DC 20036
Attn: Doc Bodensteiner
Facsimile: (202) 783-5851

20.    Miscellaneous. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought. This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the parties. Neither party shall be authorized to act as an agent of or otherwise to represent the other party. The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof. This Agreement (including the Schedule hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

21.    Certifications. Licensee certifies that it maintains ultimate control over the Station’ facilities including, specifically, control over the Station’s finances, personnel and programming.  Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).

22.    Nondiscrimination. In accordance with Paragraphs 49 and 50 of United States Federal Communications Commission Report and Order No. FCC 07-217, Programmer shall not discriminate in any contract for advertising on the Station on the basis of race or gender, and all such contracts shall be evaluated, negotiated and completed without regard to race or gender. Programmer shall include a clause to such effect in all contracts for advertising on the Station, and if requested shall provide written confirmation of compliance with such requirement.

23.    Public Announcement.  Except as provided in the Purchase Agreement, neither party shall  publish any press release, make any public announcement or otherwise publicly disclose any aspect or other matter concerning this Agreement or the transactions contemplated hereby, including but not limited to negotiations or existence thereof, without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from, submitting this Agreement as part of any required filing with any government authority or from any required placement in the Station’s public inspection file in a timely manner.

4849-9457-9271
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SIGNATURE PAGE TO LOCAL PROGRAMMING AND MARKETING AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Licensee:	Emmis Radio License, LLC

	By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary

Programmer:	KWHY-22 Broadcasting, LLC

	By:	/s/ Alex Meruelo
Name: Alex Meruelo
Title: Manager

SCHEDULE A TO LMA

During the Term, Programmer shall (i) pay Licensee the Monthly Fee (defined below) per calendar month (each such payment due in advance on the first day of each such month), plus (ii) reimburse Licensee for the operating and maintenance expenses of the Station incurred by Licensee in the ordinary course of business (each such reimbursement due upon invoice).

If Programmer uses commercially reasonable efforts to maximize Station revenue during the Term, but despite such efforts a Deficiency (defined below) exists, then:

(i)  Licensee shall reimburse the Deficiency Amount (defined below), if any, to Programmer, determined in arrears on a monthly but cumulative basis with payment by Licensee of any necessary reimbursement or by Programmer of any excess reimbursement; and

(ii)  subject to Closing under the Purchase Agreement, the Purchase Price thereunder shall be reduced by the Adjustment Amount (defined below).

As used herein, the following terms have the following meanings:

“2018 Fiscal Year Budget” means the KPWR Summary Income Statement Fiscal 2018 Budget delivered by Licensee to Programmer.

“Actual Net Revenue” means for any month the gross revenue of Programmer arising from the Station, net of Commissions for such month, determined in accordance with GAAP.

“Adjusted BCF” means for any month Actual Net Revenue less Budgeted Expense plus Budgeted Other Income.

“Adjustment Amount” means an amount equal to 4 times the Shortfall Amount but in no event shall the total Adjustment Amount exceed $2,750,000.

“Budgeted Expense” means for any month the amount shown for such month (regardless of year) in the Total Expense line of the 2018 Fiscal Year Budget, with any partial month prorated.

“Budgeted Other Income” means for any month the amount shown for such month (regardless of year) in the Other Income line of the 2018 Fiscal Year Budget, with any partial month prorated.

“Commissions” means commissions paid on ad sales consistent with the Station’s past practices.

“Deficiency” means the condition existing if cumulative Adjusted BCF during the Term is less than the cumulative Monthly Fee during the Term.

“Deficiency Amount” means the amount, if any, by which cumulative Adjusted BCF during the Term is less than the cumulative Monthly Fee during the Term.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied with Station’s past practices.

“Monthly Fee” means an amount equal to 80% of Projected BCF for the applicable month, with any partial month prorated (but without duplication of proration).

“Projected BCF” means for any month the amount shown for such month (regardless of year) in the BCF line of the 2018 Fiscal Year Budget, with any partial month prorated.

“Shortfall Amount” means the amount, if any, by which cumulative Adjusted BCF during the Term is less than cumulative Projected BCF during the Term.